Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated May 17, 2006 accompanying the statements of revenues and direct operating expenses of Lowe Partners LP’s interests in certain oil and gas properties acquired by Concho Equity Holdings Corp. for the year ended December 31, 2003 and for the period from January 1, 2004 to November 30, 2004, contained in the Registration Statement of Concho Resources Inc. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Dallas, Texas
June 6, 2007